EXHIBIT 4.



     EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT made this ___ day of February, 1996 by and between RGB COMPUTER & VIDEO, INC., a Florida corporation (the
"Company"), SAF T LOK CORPORATION, a Florida corporation ("STL"), and FRANK W. BROOKS (the "Executive").

     Recitals:

A. The Executive is currently the Chief Officer of STL, which shall by merger become a wholly-owned subsidiary of the Company.

B. The Executive possesses intimate knowledge of the business and affairs of STL, its policies, personnel and methods of doing business.

C. The Board of Directors of the Company recognizes that the Executive's contribution to the growth and success of STL has been substantial and desires to assure the Company of the Execu tive's continued employment by STL in an executive capacity and for STL and to compensate the Executive therefor.

D. The Company's Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to STL.

E. The Executive is willing to continue to make his services available to STL on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein, and intending to be legally bound hereby, STL and the Executive hereby agree as follows:

1. Employment. STL hereby agrees to continue to employ the Ex ecutive as Chief Officer of STL and the Executive hereby agrees so to serve for the period and upon the terms and conditions con-tained in this Agreement. The Company is agreeable to such emp-loyment by STL.

2. Duties. The Executive shall perform duties of an executive character consisting of administrative and managerial responsi-bilities on behalf of STL and such further duties as shall, from time to time, be reasonably delegated or assigned to him by STL's Board consistent with the Executive's abilities. Throughout the term of this Agreement, the Executive shall devote substantially all of his working time and attention to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of STL.

3. Term. This Agreement shall be for a term of five (5) years, commencing on the date hereof unless sooner terminated as herein-after provided (the "Term").

4.   Compensation.

      (a) The Executive shall receive an annual base salary of one hundred thousand dollars ($100,000), subject to adjustment in accordance with subparagraph (c) hereof, payable in reasonable periodic installments in accordance with the Company's regular payroll practices in effect from time to time.

      (b) In addition to the Executive's base salary, the Execu tive shall also be entitled to such additional compensation, bo-nuses and benefits, if any, as shall be determined from time to time by STL's Board, in its sole authority and discretion, based upon the performance of STL and the Executive to reflect the val-ue of the Executive's services to STL.

      (c) Commencing on the first anniversary hereof and on each anniversary thereafter during the Term, the Executive's base sal-ary shall be increased by an amount which shall be necessary to adjust such salary to keep pace with the increase in the Consumer Price Index (U.S. Average) for Urban Wage Earners and Clerical Workers, All Items (1967 equals 100), as published by the U.S. Bureau of Labor Statistics for February of each respective year compared with February of the previous year.

      (d) Throughout the Term and as long as they are kept in force by the Company, the Executive shall be entitled to partici-pate in and receive the benefits of any profit sharing or retire ment plans and any health insurance plans or programs made avail able to executive employees of the Company.

      (e)   The  Executive shall be entitled to receive four  (4)
weeks of paid vacation during each year of the Term.

      (f) The Executive or his assignee shall be named as benefi ciary of a disability insurance policy purchased by the Company pursuant to which the Executive or his assignee shall receive in surance proceeds equal to the base salary for a one (1) year per-iod commencing on the date of the determination of disability of the Executive.

      (g) The Executive or his assignee shall be named as benefi ciary of a life insurance policy purchased by the Company on the life of the Executive pursuant to which the Executive or his as signee shall receive life insurance proceeds equal to the annual base salary in the event of the Executive's death during the Term.

5. Expenses. STL shall reimburse the Executive for all reason-able expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder upon receipt of vouchers therefor and in accordance with STL's regular reimburse ment procedures and practices in effect from time to time.

6. Discharge for Cause. STL may discharge the Executive at any time upon written notice for (a) willful and continuing failure to perform the Executive's duties and responsibilities hereunder,
(b) a conviction of the Executive for the commission of any fel-ony or any crime involving moral turpitude, fraud or embezzle ment, (c) a civil judgment against the Executive involving wilful gross negligence or wilful gross misconduct resulting in either case in material harm to STL, or (d) a civil judgment against the Executive for misappropriation of STL funds or fraud perpetrated against STL, in which event STL shall have no further obligations or liabilities hereunder after the date of such discharge.

7. Termination Without Cause. If STL shall discharge the Execu tive without cause, STL shall (a) pay to the Executive any unpaid base salary accrued through the effective date of termination and
(b) continue to pay the Executive's base salary for the remainder of the Term.

8. Company Property. All advertising, sales, manufacturers' and other materials or articles of information, including, with-out limitation, materials concerning the processes or products of STL, data, reports, sales analyses, invoices, price lists or in-formation, samples or any other materials or data of any kind furnished to the Executive by STL or developed by the Executive on behalf of STL or at STL's discretion or for STL's use or oth-erwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of STL; if STL requests the return of such materials at any time during or after the termination of the Executive's employment, the Execu tive shall immediately deliver the same to STL.

9.   Noncompetition, Trade Secrets, etc.

      (a) During the Term and for a period of one (1) year after the Executive's voluntary termination of his employment with STL or the termination of the Executive's employment with STL for cause pursuant to paragraph 6 hereof (but not if the Executive's employment is terminated without cause pursuant to paragraph 7 hereof), the Executive shall not directly or indirectly induce or attempt to influence any employee of STL to terminate his employ ment with STL and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating in any metro-politan area in the United States or elsewhere in which STL is then conducting business, which business is involved in business activities which are the same as, similar to or in competition with business activities carried on by STL, or being definitely planned by STL, at the time of the termination of the Executive's employment. However, nothing contained in this paragraph shall prevent the Executive from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange.

      (b) (i) During the Term and at all times thereafter, the Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect ben-efit of any person, firm, association or company other than the Company, any material referred to in paragraph 8 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or re-sults, trade secrets or other knowledge or processes of or devel-oped by STL or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other confidential information relating to or dealing with the business operations or activities of STL, made known to the Execu tive or learned or acquired by the Executive while in the employ of STL.

          (ii) In the event that the Executive is required, by oral questions, interrogatories, requests for information or doc-uments, subpoena, civil investigative demand or similar process, to disclose any confidential material, the Executive shall pro-vide STL with prompt notice thereof so that STL may seek an ap propriate protective order and/or waive compliance by the Execu tive with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a wai-ver, the Executive is, in the opinion of counsel for STL, com pelled to disclose confidential material not otherwise disclos-able hereunder to any legislative, judicial or regulatory body, agency or authority, or else to be exposed to liability for con tempt, fine or penalty or to other censure, such confidential material may be so disclosed.

     (c) Any and all writings, inventions, improvements, proces-ses, procedures and/or techniques which the Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the Term, whether during working hours or at any other time and whether at the re-quest or upon the suggestion of STL or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by STL, including developments or ex-pansions of its present fields of operations, shall be the sole and exclusive property of STL. The Executive shall make full disclosure to STL of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in STL. The Executive shall write and prepare all specifications and pro-cedures regarding such inventions, improvements, processes, pro-cedures and techniques and otherwise aid and assist STL so that STL shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writ ings, inventions, improvements, processes, procedures and techni ques.

      (d) During the periods in which the provisions of subpara graph (a) shall be in effect, the Executive, directly or indir-ectly, will not seek business from any Customer (as defined be-low) on behalf of any enterprise or business other than STL, re-fer business from any Customer to any enterprise or business oth-er than STL or receive commissions based on sales or otherwise from any Customer or any enterprise or business other than STL. "Customer" means any person, firm, corporation, partnership, as-sociation or other entity to which STL sold or provided goods or services during the twelve (12) month period prior to the time at which any determination is required to be made as to whether any person, firm, corporation, partnership, association or other en-tity is a Customer. The Executive further acknowledges and ag-rees that no separate or additional payment will be required to be made to the Executive in consideration of the Executive's un-dertakings in this subparagraph (d).

      (e) The Executive acknowledges that the restrictions con tained in the foregoing subparagraphs, in view of the nature of the business in which STL is engaged, are reasonable and neces-sary in order to protect the legitimate interests of STL, and that any violation thereof would result in irreparable injuries to STL, and the Executive therefore acknowledges that, in the ev-ent of his violation of any of these restrictions, STL shall be entitled to obtain from any court of competent jurisdiction pre-liminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other bene-fits arising from such violation, which rights shall be cumula tive and in addition to any other rights or remedies to which STL may be entitled.

     (f) If the period of time or the area specified in subpara-graph (a) above should be adjudged unreasonable in any proceed ing, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of STL.

10. Prior Agreements. The Executive represents to STL that (a) there are no restrictions, agreements or understandings whatso-ever to which the Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agree ment or understanding, oral or written, to which he is a party or by which he is bound, and (c) he is free and able to execute this Agreement and to enter into employment by STL.

11.  Miscellaneous.

     (a) Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privi-lege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occur rence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     (b) This Agreement and all questions relating to its valid-ity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of ac tions), shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the con trary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

     (c) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier services or by other mes-senger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, ad dressed as set forth below:

     (i)  If to the Executive:     Frank W. Brooks
                                   7689 S.E. Rivers Edge St.
                                   Jupiter, FL 33458

    (ii)  If to the Company:       RGB Computer & Video, Inc.
                                   18245 S.E. Federal Hwy.
                                   Tequesta, FL 33469
                                   Attn: Robert L. Gilbert III

   (iii)  If to STL:               Saf T Lok Corporation
                                   18245 S.E. Federal Hwy.
                                   Tequesta, FL 33469
                                   Attn: William M. Schmidt

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

      (d) This Agreement shall be binding upon and inure to the benefit of STL and its successors and assigns and shall be bind ing upon and inure to the benefit of the Executive, his heirs and legal representatives. The Company and STL shall require any successors (whether direct or indirect, by purchase, merger, con-solidation or otherwise) to all or substantially all of the busi ness and/or assets of the Company and STL to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and STL would be required to perform if no such succession had taken place. As used in this subparagraph, the "Company" and "STL" shall mean the Company or STL, respectively, as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which otherwise become bound by all the terms and provisions of this Agreement by opera tion of law and this Agreement shall be binding upon, and inure to the benefit of, the Company or STL, respectively, as so def-ined.

     (e) This Agreement may be executed in counterparts, both of which shall be deemed to be an original as against any party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Agreement shall be-come binding when counterparts hereof, individually or taken to-gether, shall bear the signatures of both the parties reflected hereon as the signatories.

     (f) The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unen-forceable in whole or in part.

      (g) This Agreement contains the entire understanding be-tween the parties hereto with respect to the subject matter here-of, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or us-age of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agree ment in writing.

      (h) The paragraph headings in this Agreement are for con venience only; they form no part of this Agreement and shall not affect its interpretation.

      (i) In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sun days and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sun day or such holiday.
      (j) Except for any controversy or claim seeking equitable relief as provided for in paragraph 9 of this Agreement, any controversy or claim arising out of or relating to this Agree ment, or to the interpretation, breach or enforcement thereof, or any other dispute between the parties, shall be submitted to one arbitrator and settled by arbitration in West Palm Beach, Flori da, in accordance with the rules then in effect, of the American Arbitration Association. Any award made by such arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

     (k) In the event any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, in any action or proceeding including that in arbitration as provided for in this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing parties shall be entitled to an award by the court or arbitrator, as ap-propriate, of reasonable attorneys' fees, costs and expenses.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              COMPANY:

                              SAF T LOK CORPORATION


                              By:________________________________
                                 Frank W. Brooks, Chairman


                              EXECUTIVE:


                              ___________________________________
                              FRANK W. BROOKS


                              The foregoing is agreeable to the
                              undersigned:

                              RGB COMPUTER & VIDEO, INC.


                              By:________________________________
                                 Robert L. Gilbert III, President